                                                                    Exhibit 10.5
                                                                    ------------

                                    FORM OF

                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT

                                    BETWEEN

                                EKCO GROUP, INC.

                                      AND

                              [NAME OF EXECUTIVE]
                              -------------------

                                     AS OF

                                  May 25, 1995


 SECTION                                                           PAGE
 -------                                                           ----
  1.  Employment                                                     1

  2.  Principal Location                                             1

  3.  Compensation                                                   2

  4.  Reimbursement of Expenses                                      3

  5.  Term and Termination                                           3

  6.  Letter of Credit                                               10

  7.  Additional Insurance at Group's Option                         11

  8.  Gross-Up Payments                                              12

  9.  Confidentiality and Non-Competition                            13

  10. Definitions                                                    16

  11. Arbitration                                                    20

  12. General                                                        21

                                                                EXHIBIT
                                                                -------

 Letter of Credit                                                   A

 Example of Calculation of Severance Payment                        B

                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT


               AMENDED AND RESTATED AGREEMENT made as of the 25th day of May, 1995, (the "Effective Date") by and between Ekco Group, Inc., a Delaware corporation ("Group") with its principal place of business in Nashua, New Hampshire and [NAME OF EXECUTIVE] ("Executive"), of [ADDRESS OF EXECUTIVE].

               WHEREAS, Executive is currently employed by Group pursuant to an Employment Agreement dated as of November 6, 1991, as amended; and

               WHEREAS, Group and Executive desire to amend and restate the terms and conditions of Executive's employment by Group as set forth in this Agreement;

               NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, the parties covenant and agree as follows:

1. EMPLOYMENT. Group hereby employs Executive and Executive hereby accepts employment as an executive employee of Group to perform such executive and managerial services as may be assigned to him by or under the authority of the Board of Directors (such term, and all other capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in Section 10 of this Agreement), consistent with such status as an executive employee. Executive agrees to use his best efforts, skills and abilities faithfully to promote the interests of Group and to perform such services as may be required of 7him by Group from time to time consistent with his status, to the reasonable satisfaction of the Board of Directors. Without limiting the generality of the foregoing, Executive agrees to serve as [JOB TITLE] of Group (if and so long as he is elected to that office by the Board of Directors) and to serve without additional compensation as a director, executive officer or executive employee of such Affiliates as Group may from time to time reasonably request. Executive agrees to work exclusively for Group and such Affiliates as his full-time employment during the term of this Agreement, except as Group and Executive may otherwise agree in writing from time to time.

2. PRINCIPAL LOCATION. Executive shall perform the duties of his office generally in, and shall not be obligated to maintain his office in any place other than, Nashua, New Hampshire or within the metropolitan Boston, Massachusetts area, provided, however, that Executive shall be obligated to take such trips outside of such area as shall be reasonably necessary in connection with his duties and Group shall pay all reasonable costs of travel and living expenses incurred in connection therewith. Furthermore, if Group's principal executive office is relocated to a location outside Nashua, New Hampshire or the greater Boston metropolitan area, Executive shall, subject to his rights upon an event of Constructive Termination following a Change of Control under Section 5.3.4, be obligated to perform his duties at such relocated principal office and Group shall pay Executive all reasonable expenses incurred by Executive in relocating to such new area.

3.             COMPENSATION.

3.1 Except as otherwise provided in this Agreement, for his services and agreements hereunder Executive shall receive from Group the following compensation:

3.1.1 Salary at the annual rate of [AMOUNT OF CASH SALARY] Dollars ($_____________)(the "Base Salary"), payable in equal installments in accordance with Group's pay policy and in any event not less frequently than monthly. The Base Salary shall be subject to increase from time to time as determined by the Board of Directors or the Compensation Committee in its sole discretion pursuant to a review of Executive's performance by the Board of Directors or the Compensation Committee, which review shall be conducted at such time as the Board of Directors or the Compensation Committee shall determine, but in any event at least once during each twelve (12) months of the term of this Agreement. The Base Salary as from time to time increased is referred to herein as the "Adjusted Cash Salary."

3.1.2 Such other monetary compensation by way of bonus or otherwise, if any, as may be determined from time to time by the Board of Directors or the Compensation Committee in its sole discretion;

3.1.3 Such fringe benefits (including, without limitation, vacation time, group life, split-dollar life, long term and short term disability, medical, dental and other insurance, retirement, including, but not limited to, Group's Executive Supplemental Retirement Plan, pension, profit-sharing and similar plans) as Group may provide from time to time for its executive employees, whether or not the category of such benefits is addressed in this

                        Agreement, it being understood that Executive shall be entitled to the greater of each benefit addressed in this Agreement and that provided by Group for its executive employees generally. Group shall in any event, whether or not such coverage is provided for other executive employees, provide Executive group life or other life insurance at its expense with a death benefit equal to at least four (4) times Executive's Adjusted Salary, in addition to any other life insurance payable to Executive or his beneficiaries under this Section 3.1.3, Section 5.4.1.3 below or any life insurance for which Executive pays premiums; and

3.1.4 Such other compensation pursuant to such executive bonus plans, restricted stock purchase plans, stock option plans or other stock plans, available to executive employees of Group from time to time, as the Board of Directors or the Compensation Committee may in its sole discretion determine.

4. REIMBURSEMENT OF EXPENSES. Group shall reimburse Executive for travel, entertainment and other business expenses reasonably incurred by him in connection with the business of Group and its Affiliates to the extent and in a manner consistent with then Group policy.

5.             TERM AND TERMINATION.

5.1. TERM. The term of this Agreement and Executive's employment hereunder shall commence on the Effective Date and continue until terminated as hereinafter set forth. For the purposes of this Agreement, the date of termination shall be the effective date of termination of Executive, rather than the date of notice thereof.

5.2.           TERMINATION BY EXECUTIVE.

5.2.1 Executive's employment may be terminated at any time by Executive by written notice of at least three (3) months to Group, which time period may be waived, in whole or in part, by Group in its discretion in which event Executive's employment shall end on such earlier date as agreed by Group and Executive.

5.2.2 Except as provided in Section 5.2.3, if Executive's employment is terminated pursuant to Section 5.2.1, Executive shall not be entitled as of the date of termination to any further compensation under this

                        Agreement of any kind or nature, except for Accrued and Unpaid Salary and Expenses.

5.2.3 However, if such notice is given after six (6) months after but within twenty four (24) months after a Change of Control (a "Change of Control Notice"), unless such Change of Control shall have been approved by a resolution adopted by the Board of Directors with at least two-thirds (2/3) of the then serving Group directors who are Group directors as of the date hereof voting in favor, then upon such termination by Executive pursuant to Section 5.2.1, Group shall provide and Executive (or his Estate) shall be entitled to receive:

5.2.3.1 Within thirty (30) days of the date of such termination a two (2) year Lump Sum Payment Amount;

5.2.3.2 A Gross-Up Payment as set forth in Section 8 of this Agreement;

5.2.3.3                 Continuation of all fringe benefits referred to in
                        Section 3.1.3, including, but not limited to, Medical, Dental and Life Insurance Coverage Continuation for a period of two (2) years from the date of termination;

5.2.3.4                 Accrued and Unpaid Salary and Expenses;

5.2.3.5                 Outplacement Benefits; and

5.2.3.6 In the event of termination as provided in this Section 5.2.3, Executive shall not be entitled to payments under both this Section 5.2.3 and Section 5.3.4.2. Any compensation payable under this Section 5.2.3 shall be paid notwithstanding Executive's total and permanent disability or death occurring after termination of his employment hereunder. In the event Executive dies or becomes totally and permanently disabled after the date of any such notice but prior to the date of termination of his employment under this Section 5.2.3, the provisions of this Section 5.2.3 and not the provisions of Section 5.4 or 5.5 shall apply, provided that in the event of Executive's total and permanent disability during such time, Executive shall also be entitled to each benefit that Group then provides to its executive employees upon and during the continuance of total and permanent disability to the extent such benefit exceeds those specified in this Section 5.2.3.

5.3.           TERMINATION BY GROUP; CHANGE OF CONTROL; AND CONSTRUCTIVE
               TERMINATION.

5.3.1 Executive's employment may be terminated at any time by Group, with or without Good Cause, by written notice to Executive, effective immediately unless otherwise stated in such notice.

5.3.2 TERMINATION BY GROUP WITH GOOD CAUSE. In the event Group shall terminate Executive's employment for Good Cause, then Executive shall not be entitled as of the date of termination to any further compensation under this Agreement of any kind or nature, except for Accrued and Unpaid Salary and Expenses.

5.3.3                   TERMINATION BY GROUP WITHOUT GOOD CAUSE PRIOR TO A
                        CHANGE OF CONTROL.

5.3.3.1 In the event Executive's employment hereunder is terminated by Group without Good Cause prior to a Change of Control, then subject to Section 5.3.3.2 Group shall provide and Executive (or his Estate) shall be entitled to the following:

5.3.3.1.1 A one (1) year Lump Sum Payment Amount payable within thirty (30) days of the date of termination;

5.3.3.1.2 Executive shall immediately upon termination pursuant to this Section 5.3.3 have the unconditional, unencumbered and free right, title and interest in all shares of stock of Group which were granted, sold or optioned (subject, if Executive elects to exercise unexercised rights, to his obligation to pay the option exercise price or other purchase price to the extent theretofore not paid) to Executive by Group at any time prior to the date of termination as if all restrictions imposed by Group had lapsed and all events necessary to vest in Executive such rights, including the lapsing of time, had occurred, and Group shall take all such actions as may be necessary to release any then existing restrictions imposed by Group and waive any rights to repurchase such shares;

5.3.3.1.3 Medical, Dental and Life Insurance Coverage Continuation for a period of one (1) year from the date of termination;

5.3.3.1.4               Accrued and Unpaid Salary and Expenses;

5.3.3.1.5               Outplacement Benefits; and

5.3.3.1.6               Gross-Up Payment

5.3.3.2 Any compensation payable under this Section 5.3.3 shall be paid notwithstanding Executive's total and permanent disability or death subsequent to Group's notice of termination. In the case of termination of his employment under this Section 5.3.3, Executive shall not be entitled as of the date of termination to any other compensation under this Agreement, except as provided in this Section 5.3.3, provided that in the event of Executive's total and permanent disability at such time, Executive shall also be entitled to all of the benefits Group then provides to its executive employees upon and during the continuance of total and permanent disability.

5.3.4 CHANGE OF CONTROL; CONSTRUCTIVE TERMINATION; SUBSEQUENT TERMINATION BY GROUP WITHOUT GOOD CAUSE.

5.3.4.1 Immediately upon a Change of Control while Executive is employed hereunder, and without regard to whether or not Executive's employment is terminated, whether a Constructive Termination occurs at such time or thereafter or the manner of any subsequent termination of Executive's employment, Executive shall immediately have the unconditional, unencumbered and free right, title and interest in all shares of stock of Group which were granted, sold or optioned (subject, if Executive elects to exercise unexercised rights, to his obligation to pay the option exercise price or other purchase price to the extent theretofore not paid) to Executive by Group at any time prior to the Change of Control as if all restrictions imposed by Group had lapsed and all events necessary to vest in Executive such rights, including the lapsing of time, had occurred, and Group shall take all such actions as may be necessary to release any then existing restrictions imposed by Group and waive any rights to repurchase such shares.

5.3.4.2 If following a Change of Control there shall be either an event of Constructive Termination or termination by Group of Executive's employment without Good Cause, then Group shall provide and Executive (or his Estate) shall be entitled to the following:

5.3.4.2.1 Within ten (10) days of such event a two (2) year Lump-Sum Payment Amount. For the purposes of this
                        Section 5.3.4, the time when a Constructive Termination occurs shall be the day any event occurs which is included in the definition of Constructive Termination;

5.3.4.2.2 Executive shall immediately upon termination pursuant to this Section 5.3.4 have the unconditional, unencumbered and free right, title and interest in all shares of stock of Group which were granted, sold or optioned (subject, if Executive elects to exercise unexercised rights, to his obligation to pay the option exercise price or other purchase price to the extent theretofore not paid) to Executive by Group at any time prior to the date of termination as if all restrictions imposed by Group had lapsed and all events necessary to vest in Executive such rights, including the lapsing of time, had occurred, and Group shall take all such actions as may be necessary to release any then existing restrictions imposed by Group and waive any rights to repurchase such shares;

5.3.4.2.3 Medical, Dental and Life Insurance Coverage Continuation for a period of two (2) years from the date of termination;

5.3.4.2.4               Accrued and Unpaid Salary and Expenses;

5.3.4.2.5               Outplacement Benefits; and

5.3.4.2.6               Gross-Up Payment.

5.4.           TERMINATION UPON DEATH.

5.4.1 This Agreement, except for the provisions of Sections 8, 9, 11 and 12, shall terminate upon the death of Executive, provided that Executive's Estate shall have the right to receive, and Group shall be obligated to pay or provide to Executive's Estate the following:

5.4.1.1 Executive's Estate shall immediately upon such termination have the unconditional, unencumbered and free right, title and interest in all shares of stock of Group which were granted, sold or optioned (subject, if Executive's Estate elects to exercise unexercised rights, to the obligation to pay the option exercise price or other purchase price to the extent theretofore not paid) to Executive by Group at any time prior to his death as if all restrictions imposed by Group had lapsed and all events necessary to vest in Executive such rights, including the lapsing of time, had occurred, and Group shall take all such actions as may be necessary to release any then existing restrictions imposed by Group and waive any rights to repurchase such shares.

5.4.1.2 All of the benefits Group provides to its executive employees as provided in Section 3.1.3 to the extent such benefits are greater than those specified in this Agreement;

5.4.1.3 A lump-sum payment equal to the Adjusted Salary in effect at the date of death payable no later than sixty
                        (60) days after the date of death. To secure such payment, Group may in its discretion maintain life insurance on Executive's life payable to his Estate or other beneficiary, which life insurance coverage shall be in addition to the amount provided for pursuant to the provisions of Section 3.1.3 above (or any life insurance for which Executive pays premiums), and to the extent benefits are paid pursuant to such insurance coverage maintained by Group under this Section 5.4.1.3, Group's commitment under this Section 5.4.1.3 shall be satisfied; and

5.4.1.4                 Accrued and Unpaid Salary and Expenses.

5.5.           TERMINATION UPON DISABILITY.

5.5.1 This Agreement shall terminate if, by virtue of total and permanent disability, Executive is unable to perform his duties hereunder, provided that Executive's (or his legal representative's) right to receive, and Group's obligations to pay, amounts as a result of such termination shall survive any such termination.

5.5.2 The determination that, by virtue of total and permanent disability, Executive is unable to perform his duties hereunder shall be made by a physician chosen by Group and reasonably satisfactory to Executive (or his legal representative). The cost of such examination shall be borne by Group. Without limiting the generality of the foregoing, unless otherwise agreed, Executive shall be conclusively presumed to be totally and permanently disabled hereunder if for reasons involving mental or physical illness or physical injury he fails to perform such duties for a period of one hundred and eighty (180) consecutive calendar days or for any periods aggregating one hundred and eighty (180) days or more in any twelve (12) month period. For purposes of this
                        Section 5.5, the date of termination in the event of such total and permanent disability shall be the earlier of the date of such physician's examination pursuant to which such determination is made or the first business day after which such 180-day period has expired.

5.5.3 In the event of such a termination as a result of Executive's total and permanent disability, all compensation hereunder shall terminate, Executive shall immediately upon such termination have the unconditional, unencumbered and free right, title and interest in all shares of stock of Group which were granted, sold or optioned (subject, if Executive or his Estate elects to exercise unexercised rights, to his obligation to pay the option exercise price or other purchase price to the extent theretofore not paid) to Executive by Group at any time prior to the effective date of termination as if all restrictions had lapsed and all events necessary to vest in Executive such rights, including the lapsing of time, had occurred, and Executive shall be entitled to and Group shall pay to Executive the following:

5.5.3.1 Amounts at the rate of the Adjusted Cash Salary in effect at the date of such termination, payable in the manner specified in Section 3.1.1, for a period of twelve (12) months following the date of such termination at the rate of one-twelfth of such Adjusted Cash Salary per month, LESS the amount of any disability insurance proceeds actually paid to or for the benefit of Executive (or his Estate) with respect to such twelve (12) months following the date of termination under any disability policy the premiums for which have been paid by Group or any Affiliate. During such twelve (12) months following termination of this Agreement as a result of Executive's permanent and total disability, Group shall maintain at Group's sole expense the life insurance policies referred to in the second sentence of Section 3.1.3. and in Section
                        5.4.1.3 if then in force and, in the event of Executive's death during the twelve (12) months following such termination, shall pay the death benefit provided for in Section 5.4.1.3 notwithstanding the prior termination of this Agreement as a result of Executive's total and permanent disability, in addition to the life insurance benefits payable to the beneficiaries of the policies referred to in Section
                        3.1.3 which shall be payable in the event of Executive's death during such period of twelve (12) months;

5.5.3.2 Medical, Dental and Life Insurance Coverage Continuation for a period of one (1) year from the date of termination;

5.5.3.3                 Accrued and Unpaid Salary and Expenses;

5.5.3.4 Continuation of each of the medical, dental and other benefits which Group provides to its permanently disabled executive employees in accordance with Group's then existing policy to the extent each benefit is greater than that specified in this Section 5.5; and

5.5.3.5                 Outplacement Benefits.

6. LETTER OF CREDIT. In order to assure Executive the prompt payment of amounts due him under Section 5 of this Agreement, Group agrees to continue to secure and to keep in place one or more irrevocable letter(s) of credit from Fleet Bank of Massachusetts, N.A. or another bank reasonably acceptable to Executive in the initial amount of two and one-half (2 1/2) times Executive's Adjusted Salary, in substantially the form of Exhibit A, or upon other terms reasonably acceptable to Executive, which shall allow Executive (or his legal representative) to draw down amounts due him under Section 5 of this Agreement upon certification by Executive (or his legal representative) that payments are due him pursuant to this Agreement. The amount of the letter(s) of credit shall be adjusted at least annually to reflect changes in Executive's salary, so that it shall at all times be at least two and one-half (2 1/2) times the Adjusted Salary. In addition, the letter(s) of credit (or a separate letter of credit) shall include an amount which Group, in its reasonable judgment, determines is necessary to secure Group's obligations under any stock appreciation right plan or other equity-linked plan (other than the ESOP), provided, however, that such amount need not include any amount with respect to stock options, restricted stock subject to repurchase rights, or any equity plan giving Executive ownership of shares. An initial determination of the amount necessary to secure such equity-linked obligations shall be made on the date of grant to Executive of such equity-linked right, and the amount shall subsequently be adjusted at least annually to reflect the value on such date of such rights. A failure by Group to keep such letter(s) of credit in effect, or to renew or to make alternate arrangements to secure its obligations in the amount required hereunder, by way of an escrow agreement, trust, or other device, which arrangements shall be reasonably satisfactory to Executive, at least thirty (30) days prior to the expiration date of the letter(s) of credit or any such alternate arrangement shall constitute an event of default under this Agreement entitling Executive, after written notice to Group and the passage of a ten (10) day cure period without such default being cured, to all of the benefits accorded to him in the event of a termination by Group without Good Cause after a Change of Control pursuant to Section 5, without, however, the requirement that Executive terminate his employment hereunder. Group agrees to notify Executive within three (3) business days of any failure or inability to maintain or renew such letter(s) of credit or other device adopted pursuant to this Section. Notwithstanding the foregoing, at the election of the Board of Directors of Group by resolution of such Board with at least two-thirds (2/3) of the then-serving Group directors who are Group directors as of the date hereof voting in favor, the obligation to maintain letter(s) of credit shall be relieved to the extent amounts are contributed to a trust or trusts under the terms of which such amounts are specifically earmarked as security for payment of obligations under this Agreement and are at all times at least two and one-half (2 1/2) times the Adjusted Salary. Such trust or trusts may contain a provision that its funds will be returned to Group so as to be available to its general creditors in the event of the bankruptcy of Group. Group agrees that it will not take any action to prevent, hinder or delay the exercise by Executive of his rights to exercise the security provisions provided in this Section 6 and, further, agrees to cooperate with Executive as may be necessary to enable Executive to exercise and obtain the benefits of such security provisions, in the absence of fraudulent or unlawful conduct on the part of Executive with respect to such exercise.

7. ADDITIONAL INSURANCE AT GROUP'S OPTION. Group, in its sole discretion, may apply for and procure in its own name (whether or not for its own benefit) policies of insurance insuring the life of Executive in such amounts as Group may deem advisable, in addition to insurance policies contemplated by Section 3.1.3 and Section 5.4.1.3. Executive shall have no right, title, or interest in any such policies of insurance, except to the extent his Estate or other persons are specifically named as beneficiaries thereof. Executive agrees to submit to any medical or other examination and to execute and deliver any applications or other instrument in writing, reasonably necessary to effectuate such insurance.

8. "GROSS-UP" PAYMENTS. Executive shall be paid an additional amount ("Gross Up Payment") if any payments ("Payment Amounts") made to him (or his Estate) by Group or any of its Affiliates, under this Agreement or otherwise, are subject to the excise tax imposed by Internal Revenue Code Section 4999 or any successor Internal Revenue Code Section (the "Section 4999 Tax"). The Gross Up Payment shall be computed so that Executive (or his Estate) retains a net amount equal to the Payment Amounts after deduction of any Section 4999 Tax on the Payment Amounts and any Federal, state or local tax (including any Section 4999 Tax) on the Gross Up Payment.

               For the purposes of determining the amount of the Gross Up Payment, Executive shall be deemed to pay Federal, State and local income taxes at the highest marginal rate of taxation in the calendar year in which the Payment Amounts are taxable to him under Code Section 4999. State and local income taxes shall be calculated based upon the state and locality of Executive's domicile in said calendar year.

               The determination of the amount of the Section 4999 Tax and whether such Section 4999 Tax is payable shall be made by tax counsel selected and paid for by Group and approved by Executive. The Gross Up Payment shall be paid within thirty
               (30) days of such computation and in no event (without written consent of Executive) later than the last day of the calendar year with respect to which the Section 4999 Tax is imposed.

               If such determination is not finally accepted by the Internal Revenue Service upon audit, then tax counsel (selected and paid for under the above procedure) shall represent Executive in any such audit or appeal process thereafter and compute appropriate adjustments and additional Gross Up Payments as provided above, after which Group shall pay Executive such adjustment, and Group shall reimburse Executive for interest and other tax penalties, if applicable.

9.             CONFIDENTIALITY, INVENTIONS AND NON-COMPETITION.

9.1 Executive's agreements set forth in this Section 9 shall survive the expiration or termination of this Agreement and the termination of his employment with Group for any reason.

9.2 Executive acknowledges that irreparable injury would be caused to Group by his breach of any of the provisions of this Section 9, and agrees that in the event of any such breach, Group and any of its Affiliates, in addition to such other rights and remedies as may exist in its favor, may apply to any court of law or equity having jurisdiction to enforce the specific performance of the provisions of this Section 9 and may apply for injunctive relief against any act which would violate any such provisions.

9.3 Executive recognizes that he now has knowledge of and/or may hereafter gain knowledge of, confidential information, trade secrets, confidential processes, confidential patentable or unpatentable inventions or confidential "know how", including, without limitation, techniques, formulae, designs, developments, projects, technical information and manufacturing process and distribution methods, relating to, or concerned with the business of Group and its Affiliates prior to the termination of this Agreement and their respective suppliers, customers, stockholders, licensors, licensees, and other persons or entities with which Group or its Affiliates has, has had, or may in the future have any commercial, scientific or technical relationship. During the term of this Agreement and at all times following the termination of Executive's employment for any reason, Executive will not, directly or indirectly, divulge, furnish or make accessible to anyone (other than as required in the regular course of his employment by Group or with the consent of the Board of Directors) such information. The prohibitions contained in this Section 9.3 shall not apply to information which is (a) within the domain of the general public; (b) generally known within the industry or industries in which Group or its Affiliates is involved; or (c) independently developed by Executive without utilization of confidential information gained while in the employ of Group; provided that Executive shall not have disclosed such information in violation of this Agreement. All documents, records, apparatus, equipment and other physical property furnished to Executive by Group or any Affiliate of Group or produced by Executive or others in connection with his services to Group or any such Affiliate shall be and remain the sole property of Group. Executive will return and deliver such property to Group as and when requested by

               Group. Copies of documents and records may be kept, but shall be kept completely confidential to the same extent as other confidential information of Group. Executive shall return and deliver all such property upon termination of his employment for any reason, and Executive will not take with him any such property or any reproduction of such property upon such termination.

9.4 Any work or research or the results thereof, made or developed by Executive, alone or in conjunction with others during the term of his employment, including but without limitation, any designs, patents, inventions, processes, know-how or formulae created, invented or conceived during the period of his employment by Group, whether during or out of the usual hours of work, which arise out of or are related to the business, research, or development work or field of operation of Group, or any of its Affiliates, shall to the extent of Executive's interest therein be the sole and exclusive property of Group, shall be disclosed in writing to Group and to no other person, unless so directed in writing by the Board of Directors, and Executive hereby assigns to Group all and any rights which he has or may acquire in the same. To this end, both during the period of Executive's employment and at all times thereafter, Executive agrees to execute all necessary papers, instruments and documents properly required to effect such assignment to Group or its nominee, to make application through Group's patent attorney or general counsel at the expense of Group, for such United States and foreign patents as may be specified from time to time by Group on inventions, processes, or formulae which are or become the property of Group hereunder, and to execute assignments upon Group's request, for Executive's entire interest in all such applications to Group or to its nominee without compensation (other than his usual compensation as an employee of Group) and Executive agrees to give Group and its patent attorney or general counsel all reasonable assistance in preparing such applications, descriptions, and illustrations of each such invention, process, or formula and in connection with proceedings relating thereto or to such other applications or patents resulting therefrom; and further agrees to execute all lawful papers considered necessary by Group and do all that Group reasonably requests in order to protect Group's rights in said inventions, processes, and formulae or to obtain patents thereon, including, without limitation, continuations, reissues, renewals, and extensions. It is further agreed that Executive's obligations specified hereunder shall not expire with the termination of this Agreement or his employment, but Group agrees to pay

               Executive a reasonable amount for any time that Executive spends in such work at Group's request after the termination of this Agreement or his employment hereunder and agrees to reimburse Executive for expenses reasonably or necessarily incurred in connection with such work.

9.5 In consideration of his continued employment by Group, and the other benefits accruing to him hereunder, and subject to the fulfillment by Group of its obligations to Executive hereunder, either directly or through draw-down under the letter(s) of credit or other device established pursuant to Section 6, Executive agrees that during the term hereof and for a period of twelve (12) months following the date of termination of Executive's employment pursuant to Section 5 provided that Executive has received and is continuing to receive all payments and benefits required to be paid and provided to him pursuant to this Agreement (such period of employment and twelve (12) month period being referred to in this Agreement as the "Non-Competition Period"), he will not engage or participate, directly or indirectly, within the United States of America or Canada either as principal, agent, employee, employer, consultant, stockholder, partner or in any other individual or representative capacity whatever, in the conduct or management of, or own any stock or other proprietary interest in, or debt of, any business which shall be competitive with any business which is or was conducted by Group or any Affiliate of Group, while Executive was an employee of Group, unless he shall have obtained the prior written consent of the Board of Directors, and which consent shall make express reference to this Agreement. Notwithstanding any other provision in this Section 9, Executive shall be free without such consent to make investments, directly or indirectly, in the securities of any publicly-owned entity if his ownership thereof is limited to not more than three percent (3%) of the issued and outstanding securities of any class of securities of such entity. Executive acknowledges that his skills and experience are such that he can anticipate finding employment at an executive level in a wide variety of industries and represents and agrees that the restrictions imposed by this Section 9 on employment are necessary for the protection of the legitimate interests and competitive position of Group and do not impose undue hardships on Executive.

9.6 During the Non-Competition Period, Executive shall not, directly or indirectly, solicit any officer, director, executive, employee or consultant of Group or any Affiliate of Group to leave such employment or terminate such position.

10.            DEFINITIONS.

               As used in this Agreement, the following terms shall have the following meanings:

10.1 "Accrued and Unpaid Salary and Expenses" shall mean such portion of Executive's Adjusted Cash Salary as has accrued by virtue of Executive's employment during the period prior to the date of termination and has not yet been paid, together with any amounts for expense reimbursement, vacation accruals and similar items which have been properly incurred or accrued in accordance with the provisions of this Agreement prior to the date of termination and have not yet been paid.

10.2 "Adjusted Salary" shall mean the Adjusted Cash Salary plus an amount equal to the amount of any salary increase(s) provided in the form of restricted stock or stock options beginning on January 1, 1995.

10.3           "Adjusted Cash Salary" shall have the meaning set forth in
               Section 3.1.1.

10.4 "Affiliate" shall mean any corporation, joint venture, or other business enterprise, whether incorporated or unincorporated, which Group directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with.

10.5           "Agreement" shall mean this Amended and Restated Employment
               Agreement.

10.6           "Base Salary" shall have the meaning set forth in Section 3.1.1.

10.7           "Board of Directors" shall mean the Board of Directors of Group.

10.8 "Change of Control" shall mean and shall be deemed to have occurred (i) if any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than Group or any employee stock plan of Group, is or becomes the beneficial owner, directly or indirectly, of securities of Group representing fifteen percent (15%) or more of the outstanding Common Stock of

               Group, or (ii) ten (10) days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by any "person" of fifteen percent (15%) or more of the outstanding Common Stock of Group, provided, however, that at the conclusion of such ten (10) day period such person has not discontinued or rescinded his intention to make such a tender or exchange offer or (iii) if during any consecutive twelve (12) month period beginning on or after the date hereof individuals who at the beginning of such period were directors of Group cease, for any reason, to constitute at least a majority of the Board of Directors of Group; or (iv) if a merger of, or consolidation involving, Group in which Group's stock is converted into securities of another corporation or into cash shall be consummated, or a plan of complete liquidation of Group (whether or not in connection with a sale of all or substantially all of Group's assets) shall be adopted and consummated, or substantially all of Group's operating assets are sold (whether or not a plan of liquidation shall be adopted or a liquidation occurs), excluding in each case a transaction solely for the purpose of reincorporating Group in a different jurisdiction or recapitalizing Group's stock.

10.9           "Change of Control Notice" shall have the meaning set forth in
               Section 5.2.3.

10.10 "Compensation Committee" shall mean the Compensation Committee of the Board of Directors.

10.11 "Constructive Termination" shall be deemed to have occurred if and when (i) Executive's Adjusted Salary is decreased below the level in effect on the date of the last amendment of this Agreement, or the aggregate Adjusted Salary and incentive compensation or benefits available to be earned by Executive is directly or indirectly reduced or eliminated, or the bonus percentage applicable to Executive's participation in any compensation or bonus plan or arrangement is reduced, without Executive's consent, provided, however, that nothing herein shall be construed to guarantee Executive's bonus awards if performance is below applicable targets, or (ii) the importance of Executive's job responsibilities is reduced without Executive's consent, or (iii) a proposal is made to relocate Executive to a location other than Nashua, New Hampshire or the greater Boston, Massachusetts metropolitan area without his consent.

10.12 "Effective Date" shall have the meaning set forth in the first paragraph of this Agreement.

10.13          "ESOP" shall mean the Ekco Group, Inc. Employees' Stock
               Ownership Plan.

10.14 "Estate" shall mean Executive's estate, legal representative or beneficiaries as the context so requires.

10.15 "Executive" shall mean the individual defined as such in the first paragraph of this Agreement, and shall include the Estate of such individual where the context so requires.

10.16 "Good Cause" shall mean and be limited to a material breach of any of Executive's obligations under Section 1 or 9 hereof, or any action by Executive during the term of this Agreement involving willful malfeasance or gross (but not simple) negligence on the part of Executive in a material respect. Notwithstanding the foregoing, following a Change of Control, "Good Cause" shall not be deemed to have occurred unless (a) the conduct which is the basis for such material breach is either willful or intentionally unlawful and (b) Executive shall not have ceased such conduct and cured the effect thereof, if curable, so that such breach shall no longer be material within thirty (30) days after Executive shall have received written notice from Group of Group's intention to terminate Executive's employment for Good Cause, which notice shall specify in detail the basis therefor.

10.17          "Gross-Up Payment" shall have the meaning set forth in Section
               8.

10.18 "Group" shall mean Ekco Group, Inc., and its successors and permitted assigns.

10.20 "Lump Sum Payment Amount" shall mean a cash amount payable in a lump sum equal to the sum of (a) the Adjusted Salary in effect immediately prior to the date of such termination, plus (b) the maximum amount payable to Executive including all cash and the value of all equity based options and grants of stock except for equity based options and grants of stock issued pursuant to
               Section 6.6 of the 1995 Plan (as defined below) (the value of each stock option to be determined as of the grant date thereof and the value of each grant of restricted stock to be determined as of the date described hereinbelow by applying the Black-Scholes model where applicable or another recognized form of valuation if the Black-Scholes model is not applicable, with the value ascribed by Group to each such stock option and grant of restricted stock as of the aforementioned dates to be conclusively presumed to be the value thereof) under all compensation and bonus plans and arrangements identified in Sections 3.1.2, 3.1.3 and 3.1.4 for the fiscal year in which the date of the termination occurs, plus (c) the value of the securities, cash or other property which were allocated to Executive's account in the ESOP for the fiscal year immediately preceding the fiscal year in which the date of termination occurs (which shall be in addition to any distribution from the ESOP to which he is entitled thereunder), which sum shall be multiplied by the number of years specified in Sections 5.2.3.1, 5.2.4.1., 5.3.3.1.1 and 5.3.4.2.1, respectively. For purposes of calculating the amount of clause (b), the maximum payable under any plan shall generally be the maximum amount actually allocated to Executive, or if no such allocation was made, the amount, if any, specifically targeted for Executive. However, for purposes of calculating the maximum payable under the 1995 Restatement of Incentive Compensation Plan for Executive Employees of Ekco Group, Inc. and its Subsidiaries (the "1995 Plan") for purposes of clause (b), (i) the annual bonus amount shall be the greatest of (x) the target award for the current fiscal year, (y) the target award for the prior fiscal year and
               (z) the amount of the award paid or payable with respect to the prior fiscal year, and (ii) the number of shares of restricted stock awarded as long-term incentive awards shall be equal to the number of such shares most recently awarded to Executive as a long-term grant pursuant to the 1995 Plan divided by the number of blocks in such grant. Such shares shall be valued as of the date utilized by Group to calculate the number of shares issued to Executive, or if such date is not readily ascertainable, the date of issuance of the shares. Attached hereto and incorporated herein as Exhibit B is an example ("Example") detailing the calculation of the Lump Sum Amount utilizing certain stated assumptions and including other severance payments. The Example defines the manner and method for this calculation and for other severance payments and shall be followed in making severance payments hereunder.

10.20 "Medical, Dental and Life Insurance Coverage Continuation" shall mean the continuation of the medical, dental and life insurance coverage which Executive (including his family) shall have been receiving from Group as of the earlier of the date of Executive's termination and the date of notice of termination by either Group or Executive, from the date of termination until the earlier of (x) Executive's full-time employment by a third party who offers Executive at least comparable benefits in the particular benefit category or (y) the number of years or months specified in Sections 5.2.3.3, 5.3.3.1.3, 5.3.4.2.3 and 5.5.3.2, respectively, following such date of termination. If and to the extentGroup is not able to continue the applicable coverage of Executive under the terms of such group policies or other policies providing coverage for Executive, Group shall cooperate with Executive in any actions which may be necessary to allow Executive, to the extent possible, either (i) to buy such policy or (ii) to continue insurance coverage with the insurer writing Group's applicable group policy outside of Group's group plan or a substitute reasonably satisfactory to Executive, and in such event, Group shall pay to Executive 140% of the cost of such insurance coverage, but in no event more than twice the cost of such coverage allocable to Executive under the group or other policy covering him prior to termination.

10.21          "Non-Competition Period" shall have the meaning set forth in
               Section 9.5.

10.22 "Outplacement Benefits" shall mean outplacement services by a professional outplacement firm of Executive's choosing at the expense of Group, who shall engage such firm directly on behalf of Executive, provided, however, that Group's liability with respect to providing such services will be limited to one-half of Executive's Adjusted Salary.

10.23          "Payment Amount" shall have the meaning set forth in Section 8.

11.            ARBITRATION.

               Except with respect to the provisions of Section 9, any dispute or disagreement arising under or relating to the provisions of this Agreement, or any breach thereof, including, without limitation, relating to Section 1 hereof or to whether a termination of Executive's employment was with Good Cause, shall be resolved by binding arbitration in accordance with the Commercial Rules of the American Arbitration Association or its successor (except as set forth herein), and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The decision of the arbitrators shall be made by majority vote and be final and absolute. In any such arbitration, one arbitrator shall be selected by Group and one arbitrator shall be selected by Executive. Each party shall have thirty (30) days from the receipt by one party of a notice from the other party of submission to arbitration to choose an arbitrator. A third arbitrator shall be selected by the two (2) so chosen within ten (10) days of the selection of the most recently selected of the two arbitrators so chosen. Failing action within any of such periods by any party or the arbitrators, any unappointed arbitrator or arbitrators shall be appointed by the American Arbitration Association (or its successor) upon application of any party or arbitrator. The parties shall promptly furnish to the arbitrators such information as the arbitrators may reasonably request. The expenses of any arbitration proceeding shall be paid by Group (including Executive's attorney's fees and expenses) if Executive recovers any amount or otherwise obtains relief in such proceeding and by Executive (including Group's attorney's fees and expenses) if Executive initiated arbitration and there is a specific finding that Executive's claim was frivolous. In all other circumstances, the expenses of such arbitration proceeding (not including attorney's fees and expenses, each party to bear such party's own attorney's fees and expenses) shall be divided equally. Arbitration shall take place in Nashua, New Hampshire, or such other place on which the parties shall agree. This Agreement and any arbitration proceeding are subject to N.H.R.S.A. ch. 542.

12.            GENERAL.

12.1 This Agreement is personal and shall in no way be subject to assignment by Executive.

12.2 This Agreement shall be binding upon and shall inure to the benefit of Group and its successors and assigns either by merger, operation of law, consolidation, assignment, purchase or otherwise of a controlling interest in the business of Group and Executive, his heirs, executors, administrators, legal representatives, and permitted assigns. Group agrees that a successor in interest by merger, operation of law, consolidation, assignment, purchase or otherwise of a controlling interest in the business of Group will be informed prior to such event of the existence of this Agreement. Group shall require any successor (whether direct or indirect, by purchase, merger, operation of law, consolidation, assignment or otherwise of a controlling interest in the business, stock or other assets of Group) to assume expressly and agree to perform this Agreement. Failure of Group to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to such compensation and benefits in the same amount and on the same terms as he would be entitled hereunder in the event of a termination without Good Cause after a Change of Control, except that, for the purposes of implementation hereof, the date on which any such succession becomes effective shall be deemed to be the date on which Executive becomes entitled to such compensation and benefits from Group.

12.3           The parties intend this Agreement to be enforced as written.
               However, (i) if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law; and (ii) if any provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, Group and Executive agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words and phrases ("blue-pencilling") and in its reduced or blue-pencilled form such provision shall then be enforceable and shall be enforced.

12.4 All notices and communications required or permitted to be given hereunder shall be duly given by delivering the same in hand, by reputable overnight delivery service or by depositing such notice or communication in the mail, sent by certified or registered mail, return receipt requested, postage prepaid, as follows:

               If sent to Group:                Ekco Group, Inc.
                                                98 Spit Brook Road
                                                Nashua, New Hampshire 03062
                                                Attention: Executive Vice
                                                President, Secretary and
                                                General Counsel

               If sent to Executive:            To Executive's
                                                last address in
                                                the records of Group

               or such other address as either party furnishes to the other by like notice.

12.5 This Agreement constitutes the entire agreement and understanding between the parties in relation to the subject matter hereof. There are no promises, representations, conditions, provisions or terms related thereto other than those set forth in this Agreement. This Agreement supersedes all previous understandings, agreements and representations between Group and Executive regarding Executive's employment by Group, written or oral. The parties hereto acknowledge the existence of a certain Employment Agreement dated as of November 6, 1991, as amended, between the parties hereto. Upon this Agreement becoming effective, this Agreement shall replace, supersede and be a substitute for the Restated Employment Agreement as so amended.

12.6 All captions in this Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision hereof. Any references in this Agreement to a section shall be deemed to include all subsections of that section unless specifically excluded.

12.7 No failure of Group or Executive to exercise any power reserved to it or him, respectively, by this Agreement, or to insist upon strict compliance by Executive or Group, respectively, with any obligation or condition hereunder, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of Group's or Executive's right, as the case may be, to demand exact compliance with any of the terms hereof. Waiver by either party of any particular default by the other party hereto shall not affect or impair the waiving party's rights with respect to any subsequent default of the same, similar or different nature, nor shall any delay, forbearance or omission of either party to exercise any power or right arising out of any breach or default by the other party of any of the terms, provisions or covenants hereof, affect or impair its or his right to exercise the same, nor shall such constitute a waiver by Group or Executive, as the case may be, of any right hereunder, or the right to declare any subsequent breach or default and to terminate this Agreement prior to the expiration of its term.

12.8 This is a New Hampshire contract and shall be construed under and be governed in all respects by the law of the State of New Hampshire.

12.9 Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for herein be reduced by any compensation earned by Executive as the result of employment by another employer or by retirement benefits after the date of termination or otherwise, except as specifically set forth herein.

12.10 No amendment or modification to this Agreement shall be effective unless in writing and signed by both parties hereto. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.


               IN WITNESS WHEREOF, Group has caused this Agreement to be executed and delivered by its duly authorized officer and its corporate seal to be hereunto affixed and Executive has hereunto set his hand and seal as of the day and year first written above in duplicate originals.

                                        EKCO GROUP, INC.



                                        By___________________________



                                        ______________________________
                                        Executive




                                   EXHIBIT A

                                         DOCUMENTARY CREDIT NO.________
                                         DATE OF ISSUE __________ , 199__


ISSUING BANK:                            APPLICANT:
FLEET BANK OF MASSACHUSETTS, N.A.        EKCO GROUP, INC.
    (Address of Bank)                    98 SPIT BROOK ROAD
------------------------------           SUITE 102
                                         NASHUA, NH 03062
------------------------------
                                         ATTN:-------------------
------------------------------
ADVISING BANK:                           BENEFICIARY:
                                         (Name & Address of Executive)
                                         -----------------------------

                                         -----------------------------

                                         -----------------------------

                                         ACCOUNTING/CURRENCY:
                                         UP TO USD
                                                  --------------------

                                         UP TO
                                              ------------------------
                                         US DOLLARS

                                         DATE AND PLACE OF EXPIRY:
                                                      , 199   AT THE
                                         -------------     --
                                         ISSUING BANK


Dear Sir:

By the order of Ekco Group, Inc. we hereby open in your favor our Irrevocable Credit for the account of Ekco Group, Inc. for a sum or sums not exceeding a total of US $____________________________ (_________________________________ US
DOLLARS) available by your draft(s) at SIGHT on Fleet Bank of Massachusetts, N.A.,__________________________, Massachusetts _________ effective
____________, 199__ and expiring at ______________________, Massachusetts on
______________, 199__.

Drafts must be accompanied by:

1.      The original Letter of Credit and any amendments thereto, if any.

2. Your signed statement as follows: "I certify that the amount of my draft represents funds due me under Section _____ (insert section number) of a
certain Amended and Restated Employment Agreement dated as of          ,
199__, between myself and Ekco Group, Inc., as such agreement may hereafter be amended and/or restated, demand for payment has been made, and payment has not been received by me from Ekco Group, Inc. or any other source."

Each draft must bear upon its face the clause: "Drawn under Letter of Credit No. _____________, dated ________________ of Fleet Bank of Massachusetts, N.A."

We hereby agree with you that drafts drawn under and in compliance with the terms of this Letter of Credit will be duly honored if presented to Fleet Bank of Massachusetts, N.A. _________________________________ , on or before
(expiration date) ______________, 199__.

This Letter of Credit sets forth in full terms of our undertaking, and this undertaking shall not in any way be modified, amended or limited by reference to any document, instrument or agreement referred to herein or in which this Letter of Credit is referred to or to which this Letter of Credit relates, except for the certificate and the sight draft referred to herein and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement, except for such certificate and such sight draft.

Communications with respect to this Letter of Credit shall be in writing and shall be addressed to us, if by registered mail to Fleet Bank of Massachusetts, N.A., _______________________, Massachusetts __________________, Attention:
________________, or if by courier to Fleet Bank of Massachusetts, N.A.,
______________________________________________, Massachusetts
__________________, Attention _________________________, specifically referring to the number of this Letter of Credit.

Except so far as otherwise expressly stated herein, this Letter of Credit is subject to the "Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication 500 and engages us in accordance with its terms.


    -------------------------                         -------------------------
    Authorized Signature                              Authorized Signature

[NAME OF EMPLOYEE]                                                    EXHIBIT B

ASSUMPTIONS:
------------

    Termination on July 15, 1996.         1x or 2x severance benefit, as defined.
    Current market value of common stock                       $15.000
                                                               -------

        Adjusted cash salary                                                                    $120,000
        1995 salary increase                                                                       6,000
        1996 salary increase                                                                       7,000
                                                                                                   -----
             Adjusted Salary                                                                     133,000
                                                                                                 -------

    Bonus:
        Current year target award                                                               $ 50,000
        Target award for prior fiscal year                                                        25,000
        Amount paid or payable for prior year                                                      5,000

        Note: Executive elected to take 5% of bonus in cash, 50% in Restricted Stock and the balance in stock options.

    Relocation - Executive is partially relocated when terminated.

    Other:   Executive participates in the Supplemental Executive Retirement Plan.
             Executive is granted stock options and is offered and purchases Restricted Stock.
             Executive participates in Employee Stock Purchase Plan, 401k and ESOP.

TERMINATION BY GROUP WITHOUT GOOD CAUSE
---------------------------------------
LUMP SUM PAYMENT AMOUNT:                                                   1x                2x
                                                                           --                --
ADJUSTED SALARY                                                         $133,000         $266,000

MAXIMUM PAYABLE UNDER 3.1.2

    Greatest of this year's target, last year's
     target or last year's actual award                 $50,000           50,000          100,000
    Other-completion of relocation per
     company policy                                                        3,500            3,500

MAXIMUM PAYABLE UNDER 3.1.3

    Supplemental Executive Retirement Plan:

        Increase in SERP value during severance period                           15,600           21,300

MAXIMUM PAYABLE UNDER 3.1.4

    Other compensation:
        Other Executive bonus plans                                                   0                0
        Restricted stock purchase plans:
             1995 grant                                         16,000
             Number of years in cycle                                5
             Annualized grant                                    3,200
             Market value on date of grant                     $ 7.500
                                                               -------
                Value of restricted stock                       24,000           24,000           48,000
                                                               -------
             1996 grant                                          5,000
             Number of years in cycle                                5
             Annualized grant                                    1,000
             Market value on date of grant                     $ 8.000
                                                               -------
                Value of restricted stock                        8,000            8,000           16,000
                                                               -------

        Stock option plans:
             Grant this fiscal year                              9,000
             Black Scholes value at date of grant              $  3.50
                                                               -------
             Value of option                                    31,500           31,500           63,000
        Other-Employee Stock Purchase Plan:
             # shares purchased this fiscal year                 1,000
             Current market value                              $15.000
                                                               -------
             Value of stock                                     15,000
                                                               -------
             benefit (15% discount from market)                  2,250            2,250            4,500
        Value of securities allocated to ESOP
          account in previous fiscal year
             Common shares allocated                               863
             Preferred shares allocated                          1,423
             Allocation of unvested forfeited shares                14
                                                               -------
                Total shares allocated                           2,300
                Current market value                           $15.000
                                                               -------
                Value of ESOP shares allocated                  34,500
                Dividends received not reflected
                 above                                             184
                                                               -------
                Total value of ESOP securities                  34,684           34,684           69,368
                 allocated
    OTHER PAYMENTS:
        Unpaid salary to date of termination                                      2,308            2,308

        Accrued vacation-weeks                                       5
        Weekly rate                                              2,308
                                                               -------
             Total                                                               11,538           11,538

        Unreimbursed expenses (if applicable)
        Gross up payment (if applicable)

                Total payment                                                  $316,380         $605,514
                                                                               ========         ========


                                EKCO GROUP, INC.
                                ----------------
                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                   -----------------------------------------

                                    SCHEDULE
                                    --------

               Each of the following employees of the Company has an Amended and Restated Employment Agreement with the Company which is substantially identical in form to the foregoing Form of Amended and Restated Employment Agreement except as to job title, Base Salary and certain references to participation in Company plans, and except in Mr. Whaley's Agreement the majority of obligations are to be performed by Woodstream Corporation and his life insurance benefit is a specified amount:

        Name and Job Title                    Base Salary
        ------------------                    -----------
        Harry E. Whaley                         $176,528
        President, Woodstream Corporation

        Brian R. McQuesten                      $113,700
        Controller

        Linda R. Millman                        $112,550
        Associate General Counsel
         & Assistant Secretary